EXHIBIT  24





KPMG PEAT MARWICK LLP


                          Independent Auditors' Consent








The Board of Directors
Vicon Industries, Inc.:


We consent to incorporation by reference in the Registration Statements (No. 33-7892, 33-34349, 33-90038 and 333-30097) on Form S-8 and No. 33-10435 on Form
S-2 of Vicon Industries, Inc. of our report dated November 12, 1997 relating to the consolidated balance sheets of Vicon Industries, Inc. and subsidiaries as of September 30, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended September 30, 1997, which report appears in the September 30, 1997 annual report on form 10-K of Vicon Industries, Inc.




                                      KPMG Peat Marwick LLP



Jericho, New York
December 24, 1997




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